EXHIBIT 99.1
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                             THE BLAINE GROUP, INC.

                          A TOTAL COMMUNICATIONS AGENCY
            8665 Wilshire Blvd., Suite #301, Beverly Hills, CA 90211
         310/360-1499 o 310/360-1498 FAX o E-mail: devon@blainegroup.com

FOR IMMEDIATE RELEASE:     September 17, 2007

FOR FURTHER INFORMATION, CONTACT:   Devon Blaine
                                    The Blaine Group
                                    310/360-1499
                                    310/360-1498 (FAX)
                                    devon@blainegroupinc.com
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                 SIGNATURE EYEWEAR ANNOUNCES NEW CREDIT FACILITY
                               WITH COMERICA BANK

Los Angeles, CA...September 17, 2007...Signature Eyewear, Inc. (SEYE:OB) today announced that it had entered into a 30-month $4.8 million revolving line of credit with Comerica Bank. The facility replaces the Company's term loans with Home Loan Investment Corporation.

The line of credit bears interest at either 3.5% over LIBOR or 0.5% over Comerica Bank's base rate, at the option of the Company, and matures on February 28, 2010. It is secured by the Company's assets. Borrowing availability is based on eligible accounts receivable, inventory and a letter of credit.

The term loans with Home Loan Investment Corporation had an outstanding balance of $3.1 million and a weighted average interest rate of approximately 10.5% per annum at payoff.

"We are very pleased that our earnings over the past several years and improving financial condition have enabled us to obtain this new credit facility," noted Michael Prince, chief executive officer and chief financial officer of the Company. "The facility will have a positive impact on our liquidity as it provides us greater borrowing capacity at a lower cost and provides working capital for growth. Following the Home Loan Investment Corporation payoff, our borrowing capacity under the Comerica Bank facility is approximately $900,000 and the current rate is 8.75% per annum. Unless market interest rates increase substantially, we anticipate significant interest expense savings during the coming fiscal year."
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"In addition," Prince said, "the HLIC loans matured in April 2008, and thus we were able to extend this debt maturity until February 2010."

Signature Eyewear is a leading designer and marketer of prescription eyeglass frames and sunglasses under internationally recognized brand names, including bebe eyes, Cutter & Buck Eyewear, Dakota Smith, Hart Schaffner Marx, Hummer Eyegear, Laura Ashley Eyewear, Nicole Miller Eyewear and soon to be released Carmen Marc Valvo Eyewear. Signature Eyewear's products are sold worldwide to opticians, optometrists and ophthalmologists and to major retail chains. For information about Signature Eyewear, visit the Company's web site at www.seye.com.

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The above news release contains forward-looking statements. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. For additional information, please consult the Company's most recent public filings and 10-K. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.